Exhibit 99.1

Old National Bancorp
Transcript of fourth quarter 2003 conference call
January 23, 2004

Operator

Good day, everyone, and welcome to the Old National Bancorp fourth-quarter 2003 financial results conference call. This call is being recorded and has been made accessible to the public in accordance with the SEC's regulation SD . The call will be archived for 12 months on the shareholder relations page, at www.oldnational.com. A replay of the call will also be available beginning at 12:30 PM Central time today, through 12:00 midnight on February 6. To access the replay, please dial 1-888-203-1112 and use the confirmation code 317100. Those participating today will be analysts and members of the financial community. (Operator Instructions).

Over the course of this conference call, the Company will make certain forward-looking statements in an effort to assist you in understanding its financial results and competitive outlook, including a discussion of the company's future plans. These and other statements in this conference call, that are not statements of current or historical fact, constitute forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to be materially different from the historical results, or from any future results expressed or implied by any forward-looking statements. In addition, the Company may disclose financial data based on operating earnings that is intended to provide comparable data between periods.

With us today is Old National Bancorp's President -- excuse me, Chairman of the Board and CEO, Jim Risinger; President and COO, Mike Hinton; CFO, John Poelker; the CCO, Daryl Moore; and EVP, Tom Clayton. At this time the call will be turned over to Mr. Risinger for opening remarks.

Jim Risinger - Old National Bancorp - Chairman, CEO

Thank you very much, and thank you, each and every one of you, for joining us here this morning. We, as always, appreciate your interest in our Company. As mentioned before, we do have the cast of characters here to answer some questions as we go through the presentation today. But we're going to get right to the issues.

Clearly the fourth quarter results were very unacceptable. They were unacceptable to the management, the Board and the shareholders of this Company. For the full year, we recorded $70 million profit which was well below the expectation that we had for ourselves and well below the year's record in 2002.

We can spend a lot of time talking about the issues that caused that, but credit quality is the single issue that is causing the difficulties that we're having in the Company. And I think we're going to spend most of our time with that issue here today.

As mentioned in the press release, credit quality is the single issue that we're dealing with here today. Let me share a few perceptions that I might have. Daryl is then going to get on in a few minutes and give you some more detail and some more background about the persistent credit quality issues.

In my view, our issue is a result of many different things -- the economy, particularly the Midwestern economy. The very strong loan growth that we saw in the first part of 2000, and to a large degree it's the nature of the markets. We clearly have a number of small manufacturing companies located in the communities that we serve, and all other small businesses in those communities. Many of those lacked pricing power, and often times have a concentration of their business with one single Company. And that really does present difficult issues for them in difficult economic times. I think this is also is exacerbated by our desire as a regional community-focused bank to support our customers and our communities in very difficult times.

I would like to say also that we are really not surprised -- particularly by the borrowers -- the individual borrowers' problems. Each and every loan that went to charge off for the quarter has been on the watch list, and in workout conversations long before we wrote them off. So we were not surprised by the individual credits. Of course, we are disappointed that they moved in that direction.

Having said that, the economy really doesn't excuse us from being more vigilant about our own practices within the Company. And we do take responsibility for the impact that it has on Old National, and recognize that we have to be persistent and dedicated in addressing the high level of nonperformers that are still remaining in the portfolio.

As we mentioned to you in the last conference call, in the third quarter, we have implemented a number of changes to get the credit quality issues behind us as quickly as possible.

Number one, we separated the sales function from underwriting. In addition to that, we have conducted significant training, both in the lending side of the organization and the underwriting. We have tightened the underwriting standards very significantly. On all deals that we're doing, we are far more disciplined in establishing the covenants and follow-up with those covenants. We've assigned more people to the loan analysis function, which is absolutely critical to preserving the quality, and insuring that as we go forward we get the desired results of a very strong loan portfolio.

We have implemented new analytical tools to support our lenders and our underwriters, and intensified the internal review process. We recognize that it is going to take some time for these initiatives to really have full impact. I would tell you, however, that we believe that the quality of the loans that we're putting on today is significantly better than what we have in the past. Testing that we do in the consumer portfolio, as an example, is indicating that the credit scores are very, very strong, and the quality of the portfolio that we're generating is very good.

We feel the same way in the C and I business, the quality of the portfolio loans that we are generating today seem to be of a much higher quality than what we have had in the past. This time, let me turn it over for Daryl to really talk about these credit issues and specifics, then I'll comeback with a couple of more observations, and at the end of the meeting, we will take your questions. Daryl?

Daryl Moore - Old national Bancorp - CCO

Thank you, Jim. 2003 was obviously a very difficult year for Old National's credit area. Net charge-offs for the fourth quarter were $21 million, bringing the full year's charge-offs $68 million, or 1.21 percent of average loans outstanding during the year.

This morning, I want to talk to you about the high level of fourth quarter charge-offs. The trends in criticized, classified and nonaccrual loans, and prospects for continued additions to nonaccrual loan, totals and elevated losses. Finally, I want to talk briefly, and just add to what Jim said, about what we have done in terms of structure and processes to ensure that the practices that led us to where we are today are not repeated.

First area, I would like to talk about our charge-offs. We have discussed in prior calls this year the events in each quarter which led to higher than desired charge-offs. In the first quarter, we had one loan relationship write-down of $8.5 million, as you know, that led to the elevated $12.7 million in charge-offs for the quarter. In the second quarter, we sold underperforming residential real estate mortgages at a loss of $2 million, and wrote down a large commercial loan in the amount of 3.6 million, to give us second quarter charge-offs level of 8.5 million. As we all know, in the third quarter, we saw the sale of $52 million in loans and related write-downs of 12.5 million, which contributed to the quarter's 26 million dollars in charge-offs.

As I previously commented, in the fourth quarter, net charge-offs were just short of $21 million. Retail loans -- and those would be consumer and one to four family residential loans, made up $4 million of this total with the remaining $17 million broken down into three areas.

The first area would be charge-offs associated with negotiated discounting of obligations, designed to move troubled relationships out of the bank. Fourth quarter charge-offs relating to this area were $5.5 million. While these losses were not necessarily planned for prior to moving into the fourth quarter, they did result from conscious decisions made by bank management during the quarter to discount loans in order to move them out of the bank.

The secondary relates to loans that were written down as a result of collateral value, re-evaluation's, that indicated lower-than-expected liquidation values. This segment contributed $4.5 million to the quarter's losses, and specifically related to the final write-down on the boat loans that we have struggled with now for over a year, and that was $2.7 million, and the write-down on real estate on loan relationship in our Clarksville, Tennessee banking operation.

The balance of the charge-offs of roughly 8.7 million dollars, related to either losses incurred in the ordinary course of business or write-downs of relationships in which we felt that a loss in the future was possible and chose to take it in the current fiscal year. Of the commercial loans greater than $250,000 that were written off in the fourth quarter, 70 percent came out of the nonaccrual category, with the balance coming from the pool of loans categorized as watch, as Jim mentioned earlier. There were no significant write-downs in the fourth quarter of loans that were not previously identified.

The write-downs taken in the fourth quarter were not write-downs, again, on loans that had not been previously identified. And these write-downs came on loans that we had identified as problems and we're attempting to remediate.

At this time, we feel that going forward will be more -- most likely, less aggressive in offering discounts to move loans out of bank, but we would consider doing so in the right circumstances. With regard to collateral values in 2004, we have not seen any rebounding collateral values in the markets in which we operate, and we remain very concerned that if we have additional large loans that move into the liquidation process, the losses could be of a higher magnitude.

Turning to nonaccrual loans -- total nonaccrual loans fell $5.5 million, representing a 5 percent reduction in the fourth quarter. If you focus just on commercial and commercial real estate loans, we saw a reduction of $8 million, or 8 percent of that total. Nonaccrual loans now stand at 1.87 percent of total loans, compared to 1.97 percent at the end of last quarter.

We continue, however, to see movement of loans out of the substandard category into the nonaccrual category. When you look strictly at commercial and commercial real estate loans, we began the quarter with $100 million in nonaccrual loans. We look at the movement of loan relationships of a $250,000 or greater within this category in the fourth quarter, we charged off $9.8 million, however we added 19 relationships of $250,000 or greater, totaling roughly $18 million for a net addition of approximately $8 million before accounting furnished excesses we had in moving other nonaccrual loans out of bank.

However, we did see some material successes in moving loan balances out of the nonaccrual category in the fourth quarter, other than charging them off. Even with the addition of the 19 relationships totaling $18 million, as I said before, we saw a net all-in and reduction in the commercial and commercial real estate nonaccrual loans of $8 million in the fourth quarter -- which translates to roughly $15 million in loans that were in nonaccrual at the end of the third quarter being moved out through methods other than charging them off -- through either moving them to other banks or aggressively pushing them elsewhere.

We still believe we have losses to work through in our nonaccrual and substandard categories, and there remains a strong possibility that we will have net additions to the nonaccrual category, in at least the first half of 2004.

We tracked very closely the loans that we believe, given any additional material setbacks experienced by the borrowers, might move to nonaccrual in the coming quarters. In the group of such loans being tracked, there are 5 relationships that have balances exceeding $5 million, with one of those relationships representing almost $20 million in outstanding.

I would like to switch gears briefly to discuss the trends we're seeing in criticized and classified loans categories. Obviously, these categories continue to increases -- we cannot make any argument that we believe the problems are working their way through the system.

With regard to trends in this area, we are pleased to say that we have made significant strides in reducing criticized and classified loans, and the trends do remain positive. In calendar year 2003, we reduced total criticized loans by $41 million, total classified loans by $112 million for a total reduction of $153 million in 2003. This represents a 21 percent reduction of total criticized and classified loans since the beginning of the year.

If you look at where we stood at the end of the year and compared it to the highest levels of classified and criticized loans in the Company, over the last 24 months, we have reduced levels by $194 million, or an excess of 25 percent. The losses taken in 2003 in the continued high level of nonaccrual notwithstanding, I believe that one could make an argument that the risk profile in the commercial portfolio today is lower than it probably has been in the last 24 months.

We have obviously been proactive in adding amounts to our allowance for loan losses over the past three quarters, to ensure everyone that adequate reserves have been made to get us through this high loss period. As you are aware, in the fourth quarter we continued our trend of high provisions and added $26 million to the reserve.

Several factors drove our decision to have this higher provision in the fourth quarter. First, as I said before, we have not seen any rebounding collateral values in the markets in which we operate, and we remain very concerned about these circumstances. Accordingly, based upon our experiences over the last six months, we have readjusted our expectations on collateral liquidation values, and made adjustments to the factors used in measuring the amount of impairment on our impaired loans.

In addition, like many banks, the methodology we employ to predict losses on loans that are not impaired, uses a system of allocating losses back to the original time the respective loans were booked, and then moving those losses through the different loan grades as the loans migrate to lower classifications.

Because of the high losses we have experienced recently, the loss rates being used on our pool of loans that are not presently criticized or classified, have increased to relatively high levels. This has led to a higher indicated need as shown by our modeling.

While, as I've said before, we believe an argument can be made that the risk profile in the commercial loan portfolio today is lower than it has probably been within the last 24 months, we do not think it is appropriate to adjust any of the factors judgmentally -- until such time as we can demonstrate that we're seeing the trends of steadily declining criticized and classified loans moving into the nonaccrual loan segment -- we've seen trends. Obviously want to see in nonaccrual loans.

Given all that I have discussed to this point, the question remains that when we do get our loan quality back -- numbers back to acceptable levels, and we will, what is to assure anyone that these types of problems will not surface in the next significant economic downturn?

To answer to that question you need to understand that the credit model under which Old National operated until early in 2003, was a model that emphasized autonomy and decentralization. While each Bank operated subject to a single corporate loan policy, both the production and underwriting areas reported to community bank presidents who were responsible for the operations of the bank.

Overlying these responsibilities, the bank presidents were also responsible for generating loan growth, many times in markets that were in very slow growth areas.

Looking back now, what happened was that the loans made during that -- during the time this structure was in place were made in an environment that does not include a sufficiently strong independent underwriting area to assist, and challenge when necessary, the credits as they were reviewed and approved. As Jim noted, we have now separated the production responsibility from the underwriting responsibility from a reporting standpoint. The underwriting response ability now rests with the credit administration area of the Corporation, with the production responsibility's remaining in the banks. In addition, we have and continue to add necessary staffing to the underwriting administration area to assure that we're fully staffed to assist the present and ongoing risks in the Company.

My remarks this morning I believe can best be summarized by saying that we believe we continue to make strong strides in understanding and reducing to appropriate levels the credit risk in our loan portfolios, as evidenced by the significant strides we have made in reducing criticized and classified loans over the last 24 months.

The fact remains, however, that we still have on our books relatively high levels of nonaccrual loans, and the movement of loans from these substandard category to the nonaccrual category does continue. While we believe we understand the dollar magnitude of the potential loans that may move into the nonaccrual classification, there is no way to predict which loans in particular will be the loans that suffer setbacks in their operations, which would lead us to place them in nonaccrual.

We do believe we're moving in the right direction with regard to credit quality in the Company. We have acknowledged that we do not know when or how long it will take to move all of the present problems through the pipeline. At this point in time, I would like to turn it back to Jim.

Jim Risinger - Old National Bancorp - Chairman, CEO

Okay. Thank you, Daryl. Thank you very much for that assessment. You know, the bottom line on the credit is the problem -- loans are too high. The charge-off levels are unacceptable, and we will continue to maintain an appropriate level of reserve.

I would like to say, however, that we are focusing by necessity on the credit issues of the Company. But we have not lost sight of the rest of the business, and the strategies that will fuel Old National's growth going forward.

One thing that you may have noticed -- probably did notice in the earnings release -- we did settle a major litigation issue in the month, and were able to reserve for that. The detail has been provided in the news release, so I will not go into that. But that is very positive development for the Company and reduces some uncertainty about the future.

We continue to be very pleased with the increase of revenues being generated by our signature group. That is now under the leadership of Tom Clayton. And, of course, it focuses on insurance, asset management, trust and brokerage services. We are extraordinarily pleased to have Tom providing the leadership in that area. He will do a wonderful job. He is a veteran of the Old National for many, many years and has great skill and possesses tremendous leadership abilities.

We are also making very good progress with the metro strategy -- particularly in Indianapolis. We're very pleased with the loan generation and the quality of the loans that are going on in that market. And the ability to generate deposit growth in the future.

Louisville is getting off to a good start. We have been able to acquire very strong talent, individuals with tremendous lending and leadership skills, underwriting skills. And we have assembled a team over there that will hopefully duplicate the success that we have had in Indianapolis.

The mortgage banking operation had a tremendous year last year. That is 2003. We had records supported by the high refinance opportunities that we saw an our markets. And the Company has benefited from very strong leadership. We're very pleased with what we have accomplished there and think it will be a continuing revenue source for us as we go forward.

As you will recall in the last conference that we had, we mentioned something about taking out some cost in our Company. We alluded to something called EHS , which is a firm that we have engaged to help us with this process. We're very, very pleased with the progress that we are seeing. We have named this the project Ascend . We kicked off the project in December. Largely, we're in the idea-generation phase and have done a very, very fine job with that. There are there are significant -- on the order of 2000 ideas that are coming from our employees.

The whole premise of this program is to be able to rationalize the expense structure of the organization, but we also have to focus -- and there's a huge focus in this process -- on new revenue opportunities that will fuel growth going forward, and also enhancement to existing products and services in terms of revenue. This is a very, very significant process for us. One of the things I have been particularly pleased with is the energy and the enthusiasm with which this project has been embraced by our employees. It will require a persistent and dedicated effort to rejuvenate the earnings of this Company. But, I believe that the number of issues that we have talked about here today -- getting our hands around the credit quality, making the changes that will allow that quality not to be an issue going forward, looking at the signature group, the metro group, mortgage banking and project Ascend will absolutely allow us to get the earnings back on track, and make this Company a very fine investment for the existing shareholder base and those that may be interested in us going forward. At this time, lets go ahead and take some questions -- I'm quite sure there'll be plenty of those.

QUESTION AND ANSWER

Operator

Thank you, sir. (Operator Instructions). Scott Siefers, Sandler O'Neill & Partners.

Scott Siefers - Sandler O'Neill & Partners LP - Analyst

Just a couple of quick questions. First, would you undertake the possibility of looking at the additional sales of nonperformers, going forward? And if so, are you comfortable that nonperformers are written down to the levels such that they won't necessitate additional charges? And then, separately, just trying to get my arms around what a reasonable expectation for actual credit costs might be as we look forward throughout the remainder of 2004. And it kind of sounds like, on the commercial side -- out of the roughly 17 million or so of charge-offs -- a little more than half of the might be kind of unique to this quarter with just under 9 million or so of kind of regular stuff -- first would that be a reasonable way to look at it? Then two, if you could shed any color on what we might expect? I understand it will probably be a little tough to look forward to, but just any commentary you could give?

Daryl Moore - Old national Bancorp - CCO

Scott, this is Daryl. With regard to your question about the sale. At this point in time, we do not contemplate and are not discussing the sale of any additional commercial loans with our advisors. That does not mean that at some point in time in the future we'll not look at a block of loans and make the decision that they're most appropriately out of the bank.

When you look at the loans written down or specific allocation -- when you look at the loans written down at this point in time, our prior sale history -- the difference between what we sold them for and what we had them on the books was, as I mentioned, 10 or $12 million. There may be some gap between what we have them on the books today -- if we sold our worst of the worst loans, what we might get for them. But the piece that you don't see is what we have allocated to those loans, and what kind of effect would have on additional provisioning going forward. And, if the last sale of our most significant problem loans is any indication of future sales, that gap was pretty narrow, so it wouldn't necessarily have a dramatic impact on additional provisions.

If you talk about losses going forward, I will answer your question, but if you go back and look at what I told you at early 2003, you'll know that I am not very good predictor at what those losses are going to be.

The short answer is, if we begin to see an economic turnaround, and we begin to see the number of customers that we had in 2003, that were right on the brink that just didn't get any relief from an economic standpoint -- if those people flowing into defaulted loans -- if that is stemmed at all by the economy, then I believe that the losses in 2004 will return back to probably the 30, $40 million range. But that is just as I sit here today seeing what I see.

In terms of provision, I would expect that our provision would not be too much different than the actual losses that we are experiencing. But, Scott, again, we could have -- we've got a $20 million credit that has presently substandard. If that credit moved south on us pretty quick then that $40 million number, by that single credit, would not be impacted significantly. But we if we have got one or two or three or four of those during the coming year it could move those numbers.

Scott Siefers - Sandler O'Neill & Partners LP - Analyst

Okay. Thank you very much.

Operator

(Operator Instructions). Karen Lamark , Merrill Lynch Investment Managers.

Karen Lamark - Merrill Lynch Investment Managers - Analyst

I've got a few questions. Going back to your previous comments about if the economy starts turnaround, what if it's status quo -- in other words we're sort of limping along with respect to the Midwest economies -- then what might we expect with respect to the 2004 losses.

Daryl Moore - Old national Bancorp - CCO

Karen, this is Daryl. I think that if we continue to see where we are in the economy today, that honestly, I think you would be on the high end of that 30 or 40. We flushed through, as I said, a lot of criticized and classified loans so what we're dealing with today is the worst of the substandard and the present nonaccrual. As we stand here today, if it remains the same, we probably would be on that high end.

Karen Lamark - Merrill Lynch Investment Managers - Analyst

Okay. And is it fair to assume -- based on your comments -- that you would be reserving on -- hopefully at levels that are pretty much equal to your charge-off experience?

Daryl Moore - Old national Bancorp - CCO

As we sit here today, that would be our expectation, yes.

Karen Lamark - Merrill Lynch Investment Managers - Analyst

Okay. Also, with respect to your comments about the long-term growth strategy, including metro markets and signature -- wouldn't it make some sense to focus on the credit side of things and on the cost side of things before more aggressively moving in both of those areas?

Jim Risinger - Old National Bancorp - Chairman, CEO

This is Jim Risinger. I think that we are able to do both of those. You have to understand that the initial foray into Indianapolis was really a loan production office. We staffed it with very skilled lenders -- seasoned lenders. All coming from larger banks with tremendous experience. And the loan generation in those -- in that market has really taken the pressure off of the need to grow loans in some of our more community-based markets. So I think that has been very positive.

Moving into Louisville of what we're trying to generate -- the same kind of strategy with the same kind of experience base -- the individual that we have, that's going to be running that market for us, is a thirty-year lender and president of a major banking organization in the Midwest. And so we're very pleased with the staff that he has assembled. And they're very sound and very strong.

We think that we -- we absolutely are committed to focusing on the credit issues. That is the issue that we're talking about today and we have been, and we will continue going forward. But in the long-term, we just have to be able to find a way to become less reliant on the traditional geography that we serve. So I don't think that -- I think we are enhancing our future opportunities and not at the expense of cleaning up our problems.

Karen Lamark - Merrill Lynch Investment Managers - Analyst

Is it's fair to assume, though, that at least in the near-term, while you're focused on credit, that you are not going to be entering any new markets? Your sort of work on the organic sort of side of things, with respect to in Indianapolis and Louisville?

Jim Risinger - Old National Bancorp - Chairman, CEO

I think that's fair to say. If we had an opportunity to acquire great talent in another market, we would consider that. But -- getting back to your point on ascend. Ascend takes an awful lot of time and effort. And we're giving it that time and effort. The opportunities for revenue enhancements, and cost saves are so significant that is a very, very important part of what we will be talking about next year. And hopefully by April of next year, be able to quantify that for you.

Karen Lamark - Merrill Lynch Investment Managers - Analyst

Okay. And then one last question. Any color -- even directionally -- on your expectation for the net interest margin?

John Poelker - Old National Bancorp - CFO, EVP

Yeah. This is John Poelker. We had a slight increase in the margin, as you may have noticed, in the fourth quarter. Our interest rate risk position today is pretty closely balanced, and we would expect that throughout '04 we should see some slight drift upward, if you will, of our net interest margin results. And, our interest rate outlook, by the way, suggests a relatively unchanged interest rate environment for the first half of the year with, I suspect, like most people, looking for some increase in rates in the latter half of the year as the economy begins to take a little better hold -- and given that outlook for interest rates, we expect our margin to move slightly upward from where it sits in the fourth quarter.

Karen Lamark - Merrill Lynch Investment Managers - Analyst

Great. Thank you.

Operator

Troy Ward, A.G. Edwards.

Troy Ward - A.G. Edwards - Analyst

First of all, a couple of credit questions and a follow-up with a couple of operational questions. On the credit side, the mortgage -- the performance in the mortgage assets -- if I remember right, in Q2, you wrote off a couple million of mortgage assets and followed more in Q3 -- didn't quite get your comments on how the mortgage fit into the loss category at this quarter? And then make a few comments on how that -- those assets are performing, versus your expectations?

Daryl Moore - Old national Bancorp - CCO

Troy, this is Daryl. At the end of December, our delinquencies in the mortgage loan area were down a little bit from where they had been in prior months. We still continue to see pretty high delinquencies in that portfolio, and I think we have discussed previously -- that portfolio is -- what remains there are loans that have been originated over the years that we have held in our portfolio, either because there are some customer reason or simply because they are not secondary market eligible to be sold. As that's -- as we went through the refinance boom, many of the best of those mortgages moved out, and what we have left are not necessarily all poor mortgages, but the more marginal mortgages that for some -- whatever reason did not get refinanced. So, I think we're going to continue to see those levels of delinquencies pretty high -- over the fourth quarter, I think our losses in that mortgage portfolio -- that is roughly $1 billion, or probably in -- and I don't have that exact number -- probably in the $600,000 range.

Troy Ward - A.G. Edwards - Analyst

Okay. Then more on credit -- I think you mentioned that there were five relationships. Was it in your classified bucket? Over $5 million?

Daryl Moore - Old national Bancorp - CCO

These are relationships, Troy, that are in the classified bucket but we think they are marginal and with any material setback of a borrower over the next 60 to 90 days could be candidates for nonaccrual. So we track those pretty closely. We have roughly 20 of those types of substandard credits that we're looking at today, and watching very closely for trends in our borrowers, to see whether we need to move them to the nonaccrual.

Troy Ward - A.G. Edwards - Analyst

And what's the total dollar value in that bucket?

Daryl Moore - Old national Bancorp - CCO

The total dollar value in that bucket of 20 loans is going to be misleading. Because we are very conservative when we look at it, so it's in the $50 million range, but understand that we do not believe that $50 million -- all that is going to move. Those are credits that we're just watching very closely.

Troy Ward - A.G. Edwards - Analyst

Right, no, I understand that. And one of them you did indicate was in the $20 million range. Can you give me a little color on that? What type of credit is that? Is it going to be based in manufacturing or some other --?

Daryl Moore - Old national Bancorp - CCO

Actually, it is a hotel/motel combinations credit.

Troy Ward - A.G. Edwards - Analyst

And where is it located? Ballpark?

Daryl Moore - Old national Bancorp - CCO

It is just in our general markets. We don't lend outside of our general markets. So --

Troy Ward - A.G. Edwards - Analyst

But is it in one of the larger metro markets or --?

Daryl Moore - Old national Bancorp - CCO

No, it is not.

Troy Ward - A.G. Edwards - Analyst

Okay -- onto the operational side a little bit. The signature group -- when Mr. Melton departed, I think the press release said that Mr. Clayton was the interim President of that group. Is that on a more permanent basis at this point?

Tom Clayton - Old National Bancorp - EVP

This is Tom Clayton. The reason that interim is attached to the title is strictly because we are in the midst of project ascend, in which we are looking at organizational structure, various positions etc. And, so, if I made a statement to the management people within the signature group recently, that if we were not in the midst of project ascend, then there would be no interim attached to my title. We have asked other people within the Company to hold off on promotion and transfers etc., and we felt like it was inappropriate for us to make a long-term decision on a senior management position, while asking them to not do those kind of things. So that is the nature of the interim attached to the title.

Troy Ward - A.G. Edwards - Analyst

Okay, well then I guess congratulations are in order. And then -- on the efficiency -- on the efficiency, what should we look for going forward? I know that you have made several changes with more people in your loan analysis -- the training, the separation of sales and underwriting. How'd you think that's going to affect your efficiency over the next 12 months?

John Poelker - Old National Bancorp - CFO, EVP

Troy, this is John. We obviously believe that right at this point in time we are at the, sort of, pretty close to the top of what we think the efficiency ratios might ultimately be. As you know as well as anyone, it's -- there's two parts to that formula. One is revenue and one's expenses. Clearly our revenue is negatively impacted over the last few quarters -- clearly from deterioration in margins and obviously the impact of the high level of nonaccruals has impact on that as well.

We expect, clearly, from here forward for our efficiency ratio, even in spite of the fact that we need to add some staffing to our credit function, to be a gradually improving. And clearly we believe that our expectations out of the ascend program are that they would result in a significant improvement in our efficiency. One of the things that drove us to the decision, in the fourth quarter of last year, to so aggressively attack this question of expenses and revenue opportunities, is the very fact that the margins has been under pressure -- credit quality is continuing to have a negative impact on revenue, and we just really have to take a very hard look at changing -- you know, this is not fine-tuning around the edges. This is a set of ideas and structural changes to the way we do business that will be very significant.

So, we had, in our board meeting yesterday, one of the directors essentially asked the very same question -- sort of, what's the goal for that efficiency ratio? And we talked very frankly with them, that, sort of, mid-50s -- 55 -- 58 -- sort of range is certainly what we are shooting for. And we think with ascend, we can get there pretty quickly.

Troy Ward - A.G. Edwards - Analyst

Okay, one final one. With the ascend program going on and with the consultants in, do you anticipate that there is going to be a charge specifically related to the higher expense?

John Poelker - Old National Bancorp - CFO, EVP

Yes we do. We expect that we will be finishing up the ascend project in terms of all the ideas being identified and the implementation plan completed, and documented, in April. So, we fully expect that by the end of the second quarter, clearly in -- sometime in May, probably no later than early June, we will be in a position to finalize all of those expected savings. And we would fully expect there to be the sort of normal kind of onetime charge associated with those savings, in terms of severance, branch closing costs, whatever might be appropriate.

Troy Ward - A.G. Edwards - Analyst

Great. Thank you very much.

Operator

Fred Cummings, McDonald Investments.

Fred Cummings - McDonald Investments, Inc. - Analyst

You ran through some numbers pretty quickly with regards to inflows into nonaccrual. Can you give us those numbers -- say -- new inflows in and the levels in the fourth quarter? And then, the third just by way of comparison?

Daryl Moore - Old national Bancorp - CCO

Yes, and I will give you -- these are just general numbers, Fred. And we pulled nonaccrual commercial loans over $250,000, so it won't tie out exactly, but it will give you an idea of what they were. If you look at September 30 commercial and commercial real estate mortgage loans in nonaccrual they were roughly $100 million. We charged off on that pool of loans about $10 million of commercial loans, that were of $250,000 or more. We added $18 million, and then the reductions that we had flowing out were roughly 15 or $16 million. I think that gets us down to about a $92 million level and that's where we are in commercial loans today.

Fred Cummings - McDonald Investments, Inc. - Analyst

There are those and then -- so you added 18 million in the fourth and how would that compare to what happened in previous quarters -- kind of the new inflows in that same bucket?

Daryl Moore - Old national Bancorp - CCO

Fred, I will have to get back to you on that. I don't have those numbers and it has been so -- everything has been so dynamic that I really would hate to take a stab at that, but I can get back to you.

Fred Cummings - McDonald Investments, Inc. - Analyst

Okay that's fine. And then with respect to overall strategy, in particular as it relates to lending -- I don't know if Mike wants to speak to this -- what mode are your lenders in right now? Are they focused on trying to gain any new business, or they simply focused on managing the current portfolios? And maybe you can speak to what type of -- assuming the economy does pick up slightly modestly -- what type of loan growth should we look for in 2004 -- particularly on the commercial side?

Mike Hinton - Old National Bancorp - President, COO

Yeah, Fred, this is Mike Hinton. Let me address that. As you would expect, we have been very selective about where we have encouraged our lenders to be aggressive about pursuing new originations. And which markets we want to see that occur in. I will tell you that our way out of this is not to quit lending. So, we clearly need to put additional credit on the books. But we need to do it within the underwriting standards and the processes that we utilize today, and with the quality that we anticipate.

I would expect next -- for this year, that we will enjoy some growth in our commercial lending business. As opposed to what happened this year, most of that, frankly, Fred, will be coming in those key metropolitan markets. We have no real expectations for growth in the rural markets of our Company.

Fred Cummings - McDonald Investments, Inc. - Analyst

Okay, and then I have one last question for John. John, in terms of how you all are managing the balance sheet, it looks like we had a pretty significant decline in the securities portfolio in the fourth quarter versus the third, looking at averages here. What's the thought process going forward in terms of the size of the securities portfolio?

John Poelker - Old National Bancorp - CFO, EVP

We made a decision, essentially, during the third quarter, Fred, that we felt that our investment portfolio was too big. Too big is always a relative term. Too big in our sense right now -- to the extent that we are -- we didn't want to have so much exposure to the market fluctuations. We had a total investment portfolio to assets ratio that was getting pretty high -- over 30 percent. So we have intentionally decided to just shrink the size of the investment portfolio.

And the other reality is -- that while there's some pretty nice opportunities in terms of spread on a relative basis, given the shape of this yield curve today, the fact of the matter is that the absolute spreads on those investment portfolio assets today are pretty skinny, and it was obviously one of the things that have been contributing to our lower net interest margins.

So, we fully expect to continue to look closely at the investment portfolio, and our bias, over the next six months to one year, would be to probably let that portfolio continue to shrink -- even a bit more with obviously keeping our eye on loan growth and, sort of, what the total portfolio of earning assets is.

But, it's really driven by a belief that the spreads just aren't there, and they become really marginal assets at some point in time. And we felt like we had too many of them.

Fred Cummings - McDonald Investments, Inc. - Analyst

And then just one last question, if I could, Daryl. On the credit side, can this -- looking at Indianapolis in particular -- so that portfolio continues to perform quite well, and you -- you're not having any issues with that at this time?

Daryl Moore - Old national Bancorp - CCO

Yes. That is one of our better performing portfolios. It remains that way, Fred, yes.

Fred Cummings - McDonald Investments, Inc. - Analyst

Okay thank you.

Operator

(Operator Instructions). Troy Ward, A.G. Edwards.

Troy Ward - A.G. Edwards - Analyst

I just had a quick follow-up on the securities portfolio. Did you sell out of the investment portfolio? Or is that just runoff?

John Poelker - Old National Bancorp - CFO, EVP

That's just runoff. We did take some -- we did take some gains in the first and second quarter, but nothing since then. It is just pure liquidations.

Troy Ward - A.G. Edwards - Analyst

And it may be in your press release, but what is your status on the gains in the portfolio at the end of the quarter?

John Poelker - Old National Bancorp - CFO, EVP

Unrealized gains in the portfolio at the end of the quarter stand at about $20 million.

Troy Ward - A.G. Edwards - Analyst

Okay and how did -- did you have any significant changes in the duration -- specifically in the mortgage backs?

John Poelker - Old National Bancorp - CFO, EVP

No.

Troy Ward - A.G. Edwards - Analyst

Okay great, thank you, guys.

Operator

Karen Lamark, Merrill Lynch Investment Managers.

Karen Lamark - Merrill Lynch Investment Managers - Analyst

The classified bucket that you talked about with the five relationships -- 20 loans -- can you give us some color on to whom you're lending? That's represented but -- sort of geography and by industry?

Daryl Moore - Old national Bancorp - CCO

Well, we talked about the hotel/motel -- the accommodations -- being $20 million. The others, one includes -- there is another hotel/motel in there and the others would be construction industry and the airline industry.

Karen Lamark - Merrill Lynch Investment Managers - Analyst

Is a regional airline or a major airline?

Daryl Moore - Old national Bancorp - CCO

Really, I really can't say.

Karen Lamark - Merrill Lynch Investment Managers - Analyst

And also, to the degree you can, can you share with us how incentive compensation will be determined for top management in 2004? What parameters -- what are your goals? Thanks.

Jim Risinger - Old National Bancorp - Chairman, CEO

Well, I really can't answer that for you, today. We have some recommendations. Clearly, that's something that our compensation committee has considered -- will consider -- and then will release for us. We, sitting in this room, don't determine our own compensation. I think it would be fair to say that there would be some kind of a compensation based on the success of the ascend process, and the improvement in credit quality. But beyond that, I really couldn't comment.

Karen Lamark - Merrill Lynch Investment Managers - Analyst

Great, thank you.

Operator

And with that, we will conclude today's question-and-answer session. Mr. Risinger, I will turn the call back to you for any additional or closing remarks.

Jim Risinger - Old National Bancorp - Chairman, CEO

Okay. John wanted to make a comment.

John Poelker - Old National Bancorp - CFO, EVP

Yes, I just wanted to let the group know -- Daryl gave you a very thorough and comprehensive assessment of our credit situation, including some information that, obviously, in detail was not in our press release. So, Fred, so you don't have to take so many notes, we will file a basically a copy of Daryl's remarks this afternoon as an 8-K. That's all.

Jim Risinger - Old National Bancorp - Chairman, CEO

Very good. Thank you very much. We certainly have our work cut out for us in the credit arena, and the efficiency gains and opportunities. But what I can guarantee you we're going to have is an enthusiastic persistence and dedicated effort to make this Company and -- what it can be and restore the earnings to the levels that we have -- expect. So we are excited about that, and we're going to get at it right now. Thank you very much for your interest and participation.

Operator

Thank you, gentleman. This concludes Old National's call. Once again, a replay will be available for 12 months on the shareholder relations page of Old National's Web site at www.OldNational.com. A replay of the call will also be available by dialing 1-888-203-1112, confirmation code 317100. This replay will be available until 12:00 midnight on February 6. If anyone has additional questions, please contact Lynell Walton in the Investor Relations area at 812-464-1366. Thank you for your participation in today's conference call. You may now disconnect.